Exhibit 99.1
PRESS RELEASE

For information contact:

Investor Relations:	Media Relations:
Jim Storey	Gordon Forsyth
704.973.7107	BSY Associates Inc.
jstorey@horizonlines.com	732.817.0400
HORIZON LINES RENEWS TERMINAL AGREEMENT EARLY AND
REVEALS PLANS TO LAUNCH NEW ASIA LINER SERVICE
•	Early renewal of terminal services agreement reached with APM Terminals North America

•	New Asia service will drive growth strategy upon expiration of space-charter agreement with Maersk Line in December 2010

•	Conference call scheduled for Monday, March 1, at 8:30 AM ET
CHARLOTTE, NC (February 26, 2010) — Horizon Lines, Inc. (NYSE: HRZ), the nation’s leading domestic ocean shipping and integrated logistics company, today announced that it has reached a binding Memorandum of Understanding (MOU) with APM Terminals North America (APMT) for a new six-year U.S. terminal services agreement, effective immediately. The prior agreement with APMT was scheduled to expire on December 10, 2010.
The MOU applies to stevedoring and terminal services provided to Horizon Lines by APMT in Jacksonville, Florida; Houston, Texas; Los Angeles, California; Tacoma, Washington and Elizabeth, New Jersey, through 2015, with an option to extend for two years. Horizon Lines has the option to exclude the Elizabeth terminal from the agreement if it chooses to serve the Northeast market from a port not located in New York or New Jersey.
At the same time, Horizon Lines announced plans to commence in December 2010 its own weekly trans-Pacific liner service between Asia and the U.S. West Coast. The new service will utilize the company’s five 2,824 twenty-foot-equivalent-unit (TEU) capacity, 23-knot, U.S. flag Hunter-class containerships that currently call on Guam and continue on to China as part of a space-charter agreement with Maersk Line. In preparation for these plans, Horizon Lines and Maersk Line have mutually agreed not to renew their current Asia space-charter agreement when it expires on December 10, 2010.
APMT and Maersk Line are divisions of the A.P. Moller-Maersk Group.
“We are thrilled to continue to work with APMT as a trusted partner of 10 years, serving both our continued dedication to our Jones Act trades and our new Asian expansion,” said Chuck Raymond, Horizon Lines Chairman, President and Chief Executive Officer. “Our extended agreement provides both favorable financial terms and a framework for continuous process improvement. We share similar cultures and look forward to continuing to work with APMT as one of its largest customers in North America.”

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Eric A. Sisco, President of APM Terminal Americas, stated: “We have enjoyed a long and valued relationship with Horizon Lines and are delighted to have renewed our terminal services agreement. For the past 10 years, our teams have worked solidly together developing a strong coordinated approach to operations, and we will continue to look for ways to optimize our joint processes. We look forward to working with Horizon Lines as the company furthers its growth strategy in North America and elsewhere in our global network.”
Regarding Horizon Lines’ new Asia strategy, Mr. Raymond said: “We are excited about the prospects of providing an expedited ocean service between Asia and the West Coast. We carefully weighed various options, engaged the assistance of industry experts, conferred with our customers, and thoughtfully assessed our current service capabilities. This represents the best possible utilization of our Hunter-class vessels, which are already calling on Guam and ports in China.
“Our study of the market reveals an opportunity for a niche player that can offer quick transit times with the highest levels of service excellence,” Mr. Raymond continued. “We believe the time is right. Container rates in the Pacific tradelane have bottomed out and are rebounding. China’s economy is showing solid signs of recovery and many major importers have reported that their service needs are not being met.”
The company projects that the terminal agreement renewal and new Asia service will provide an additional stream of cost savings, revenue growth and resulting earnings improvement in future years. This outlook is based on cost efficiencies and continuity of service expected through the extended agreement with APMT, combined with what the company considers to be reasonable volume and rate assumptions for the new service. The company currently estimates a breakeven impact on profitability in 2011, relative to its previous APMT agreement and Maersk Asia space-charter agreement, with potential for accelerating growth in future years.
“Maersk Line has been an outstanding business partner for the past 10 years, and while we remain in constructive discussion on other aspects of our businesses, continuing this space-charter agreement no longer meets the financial objectives of either party,” Raymond said.
Organizational Realignment
To support development of the new Asia service, Horizon Lines has named Brian Taylor as Senior Vice President, International Services, where he will oversee the Asia expansion. Taylor was formerly President and Chief Operating Officer of Horizon Logistics, LLC.
“Brian has a strong and diverse 26-year history with our company, which includes running our Puerto Rico and Hawaii/Guam tradelanes, serving as head of corporate sales and marketing, as well as holding international management positions in Asia and Hong Kong,” Mr. Raymond said. “He has the unique experience and talents that make him the perfect leader to guide our Asia initiative.”
Due to the organizational realignment and shift in strategic initiatives, Horizon Logistics will no longer be reported as a separate business segment, effective with the first quarter of 2010.
“Our entire team is excited to be able to expand Horizon Lines’ scope of services,” Mr. Raymond said. “Although projected to initially represent less than 10 percent of the company’s overall revenues, our planned Asia service will provide a new offering for our customers, most of whom have growing and evolving supply management needs in the Pacific theater.”
New Asia Service Background

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Beginning December 11, 2010, Horizon Lines will launch a weekly trans-Pacific liner service calling the U.S. West Coast, Guam and Asia. The company currently is evaluating specific port options and schedules.
Horizon Lines currently calls ports in China under its space-charter agreement with Maersk Line. Once that agreement expires on December 10, 2010, Horizon will begin transporting general cargo on behalf of direct commercial customers. Sales and marketing efforts for the service are underway.
The new trans-Pacific service will allow Horizon Lines to continue to serve an expanding military presence in Guam, where trade is expected to grow significantly in coming years. The new Asia service will be integrated with the company’s expanded warehousing and distribution capabilities on the U.S. West Coast to create an integrated import/export solution.
“After looking at the various alternatives for our Hunter-class vessels, our management team determined that an Asia service offers the best potential for long-term growth,” Mr. Taylor said. “The trans-Pacific trade, consisting primarily of China-U.S. commerce, continues to be the largest and most dynamic market in the world. More than 18 million TEUs moved between the United States and China in 2009 and that is expected to increase again this year.
“We believe we are entering the market at an opportune time,” Mr. Taylor continued. “China continues to serve as a global economic engine. Burned by sudden capacity shortages over the past four to six months, U.S. importers are looking to diversify their ocean shipping contracts, adding alternatives for peak season capacity and seeking more stable pricing. We will actively engage with our customers during the current trans-Pacific contract season to fully capitalize on these opportunities as a niche player recognized for schedule integrity and customer service.”
Webcast & Conference Call Information
Company executives will provide additional perspective on the company’s terminal agreement renewal and new Asia strategy during a conference call beginning at 8:30 a.m. Eastern Time on Monday, March 1. Those interested in participating in the call may do so by dialing 1-866-394-6819, and providing the operator with conference number 59749150. A copy of the presentation materials may be printed from the Horizon Lines website, http://www.horizonlines.com, shortly before the start of the call. Alternatively, a live audio webcast of the call may be accessed at http://www.horizonlines.com. In order to access the live audio webcast, please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
A replay of the conference call will be accessible through March 8, 2010, by dialing 1-800-642-1687, pass code: 59749150. The recording will be available approximately two hours after completion of the call. The replay also will be archived on the Horizon Lines website.
About Horizon Lines
Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company’s primary operating subsidiary, Horizon Lines, LLC, owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statements
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-

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looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on February 4, 2010, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
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